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                                                                     EXHIBIT 5.1


                                ALSTON & BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com




                                 July 14, 1998





SIMCALA, Inc.
Ohio Ferro Alloys Road
Mt. Meigs, Alabama 36057

     Re: SIMCALA, Inc. -- Registration Statement on Form S-1 with respect to $75,000,000 9-5/8% Senior Notes due 2006, Series B

Gentlemen:

     We have acted as counsel to SIMCALA, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $75,000,000 aggregate principal amount of 9-5/8% Senior Notes due 2006, Series B (the "Exchange Notes"), pursuant to a Registration Statement on Form S-1 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of an Indenture by and between SAC Acquisition Corp., a Georgia corporation ("SAC"), and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), and an Indenture Supplement by and between the Company (as successor to SAC) and the Trustee, each dated as of March 31, 1998 (collectively, the "Indenture"), in exchange for the identical principal amount of any and all of the Company's outstanding 9-5/8% Senior Notes due 2006, Series A (the "Series A Notes").

     In connection with the foregoing, we have examined the Company's Certificate of Incorporation and Bylaws, the corporate proceedings taken by the Company to authorize the offering, sale and issuance of the Series A Notes and the Exchange Notes, the Indenture (including the form of the Exchange Notes), and the Registration Statement. We also have examined and relied upon such other records, documents and other instruments in our judgement necessary or appropriate in order to express the opinions hereinafter set forth.

     Based on the foregoing, we are of the opinion that the Exchange Notes have been duly authorized and, when issued and exchanged for the Series A Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of the Company.
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SIMCALA, Inc.

July 14, 1998

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     The opinions expressed above are subject to (a) applicable bankruptcy, receivership, conservatorship, fraudulent conveyance, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors' rights and remedies generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) certain other limitations that exist relating to the rights of set-off, indemnity and contribution and by virtue of public policy.

     We are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in Georgia, and we express no opinion with respect to the laws of any jurisdiction other than the State of Georgia, the State of Delaware, the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        ALSTON & BIRD LLP



                                        By: /s/ Michael R. McAlevey
                                           ------------------------------
                                           Michael R. McAlevey, a Partner

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